SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 6, 2021

Date of Report

December 31, 2020

(Date of earliest event reported)

TransAct Energy Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-139746	98-0515445
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1225 E Sunset Dr, STE 145 - 367 Bellingham, 98226
(Address of principal executive offices, including zip code)

210-888-0785
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

This current report and its exhibit may include forward-looking statements. TransAct Energy Corp. based these forward-looking statements on its current expectations and projections about future events considering its knowledge of facts as of the date of this current report and its assumptions about future circumstances. Forward-looking statements are subject to various risks and uncertainties that may be outside the control of TransAct Energy Corp. TransAct Energy Corp, has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise. This current report should be read with TransAct Energy Corp. Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q.

Item 1.01 Entry into a Material Definitive Agreement

.

On December 31st, 2020, the Company entered into a Preferred Supplier Agreement which includes a Promissory Note and Security Agreement with Covarrubia Engineering, LLC (“Covarrubia”) an international engineering and construction firm based in Ohio. The agreements provide Covarrubia with preferred supplier status related to providing EPC (engineering, procurement & construction) contracting services to TransAct over the next five years (estimated construction value $14.7 Billion) subject to industry tender protocols. As part of the Preferred Supplier Agreement Covarrubia has agreed to lend fourteen million dollars ($14,000,000) secured against all assets of TransAct. Interest under the agreement is two point six five percent (2.65%) or three-hundred and seventy-one thousand dollars ($371,000) per year. The term is for two years with the ability to repay early without penalty.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRANSACT ENERGY CORP.

Date:	January 6, 2021
By:	/s/ Roderick C Bartlett
Roderick C Bartlett
President and Chief Executive Officer